UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 29)*


                            FIRST CAROLINA INVESTORS, INC.
          _________________________________________________________________
                                   (Name of Issuer)


                        Shares of Common Stock - No Par Value
          _________________________________________________________________
                            (Title of Class of Securities


                                      319420105
                             ____________________________
                                    (CUSIP Number)


                                    Brent D. Baird
                                  1350 One M&T Plaza
                   Buffalo, New York  14203 (Phone: (716) 849-1484)
          _________________________________________________________________
                    (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)


                                         N/A
                               _______________________
                         (Date of Event which Requires Filing
                                  of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
          Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box __.

          Check the following box if a fee is being paid with the statement __. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
          Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13D
                                   AMENDMENT NO. 29

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brent D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       90,884
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   90,884

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               90,884

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               10.25%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget B. Baird, individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       11,376
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   11,376

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               11,376

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.28%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget B. Baird, as Successor Trustee u/a dated 12/23/38

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       139,200
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   139,200

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               139,200

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               15.70%

          14.  TYPE OF REPORTING PERSON*
               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Alexis B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,400
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   1,400

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               1,400

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .16%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cameron B. Blevins

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   1,000

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               1,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .11%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Jane D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       66,224
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   66,224

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               66,224

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               7.47%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Michael C. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       6,861
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   6,861

                             10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               6,861

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .77%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               David B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       8,246
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   8,246

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               8,246

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .93%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, Individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       44,158
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   44,158

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               44,158

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.98%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as trustee under trusts established by Jane D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       15,444
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   15,444

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               15,444

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.74%

          14.  TYPE OF REPORTING PERSON*
               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as succesor trustee u/a/w Frank B. Baird dated 2/13/22

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       9,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   9,000

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               9,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.02%

          14.  TYPE OF REPORTING PERSON*
               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Aries Hill Corp.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       19,896
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   19,896

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               19,896

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.24%

          14.  TYPE OF REPORTING PERSON*
               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bruce C. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       7,432
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   7,432

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               7,432

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .84%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brenda B. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       35,922
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   35,922

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               35,922

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.05%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Barbara P. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       7,700
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   7,700

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               7,700

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .87%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget deM. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       13,731
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   13,731

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               13,731

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.55%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cynthia B. Stark

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       14,731
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   14,731

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               14,731

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.66%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Sarah M. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       9,861
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   9,861

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               9,861

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.11%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Ruth R. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       6,061
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   6,061

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               6,061

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .68%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cameron D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       8,561
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   8,561

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               8,561

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .97%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Martha B. Senturia, as trustee of the
                 Cintron-Senturia Trust

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       5,861
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   5,861

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               5,861

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .66%

          14.  TYPE OF REPORTING PERSON*
               OO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Susan R. O'Connor

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       3,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   3,000

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               3,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .34%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Michelle N. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       2,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   2,000

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               2,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .23%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Deborah M. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,175
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   1,175

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               1,175

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .13%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     SCHEDULE 13D
                                   AMENDMENT NO. 29

          CUSIP NO.  319420105


          INTRODUCTION

                    This Schedule 13D Amendment No. 29 provides updated information with respect to the Shares held by the Reporting Persons. Since the filing of Schedule 13D Amendment No. 28 with the Securities and Exchange Commission on January 9, 1997, there have been two basic changes which affect the number of Shares and the percentages held by the Reporting Persons:
          (1) a reduction in the number of Shares outstanding; and (2) sales, purchases or transfers by the Reporting Persons.

                    Updated information with respect to the Shares held by each of the Reporting Persons is provided in the cover pages and in Item 5, (i).

          Item 5.   Interest in Securities of the Issuer.

         (i)  Share Ownership.

          The following table shows the number of shares of the Issuer beneficially owned by each of the Reporting Persons named in this Schedule 13D, as amended. Each of the persons named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

            Name of
          Beneficial                Number of Shares          Percent
            Owner                  Beneficially Owned       of Class (1)
          ___________              __________________       ____________

          1)  Brent D. Baird             90,884 (2)              10.25%

          2)  Bridget B. Baird
              - individually             11,376                   1.28%
              - as successor trustee
                u/a dated 12/23/38      139,200 (3)              15.70%

          3)  Alexis B. Baird             1,400 (4)                .16%

          4)  Cameron B. Blevins          1,000 (5)                .11%

          5)  Jane D. Baird              66,224                   7.47%

          6)  Michael C. Baird            6,861                    .77%

          7)  David B. Baird              8,246                    .93%

          8)  Brian D. Baird
              - individually             44,158                   4.98%
              - as trustee under
                trusts established by
                Jane D. Baird            15,444 (6)               1.74%
              - as successor trustee
                u/a/w Frank B. Baird
                dated 2/13/22             9,000 (3)               1.02%

          9)  Aries Hill Corp.           19,896                   2.24%

          10) Bruce C. Baird              7,432                    .84%

          11) Brenda B. Senturia         35,922                   4.05%

          12) Barbara P. Baird            7,700 (7)                .87%

          13) Bridget deM. Baird         13,731                   1.55%

          14) Cynthia B. Stark           14,731                   1.66%

          15) Sarah M. Baird              9,861                   1.11%

          16) Ruth R. Senturia            6,061                    .68%

          17) Cameron D.Baird             8,561                    .97%

          18) Cintron-Senturia Trust      5,861 (8)                .66%

          19) Susan R. O'Connor           3,000                    .34%

          20) Michelle N. Baird           2,000                    .23%

          21) Deborah M. Baird            1,175 (9)                .13%
          _________________________________________________________________

          TOTAL                         529,724                  59.74%
          _________________________________________________________________

                    (1) Based upon 886,579 shares outstanding as of May 3, 2006 per 2006 Proxy Statement.

                    (2) 86,176 of such shares are held individually and 4,708 of such shares are held in a retirement account.

                    (3) Jane D. Baird is the current income beneficiary of the trust. The issue of Jane D. Baird are the remaindermen of the trust.

                    (4) Such shares were formerly held by Bridget B. Baird as custodian for her daughter, Alexis B. Baird.

                    (5) Such shares were formerly held by Bridget B. Baird as custodian for her son, Cameron B. Blevins.

                    (6) Brian D. Baird holds these shares as trustee in separate trusts for various grandchildren of Jane D. Baird.

                    (7) 6,700 of such shares are held individually and 1,000 of such shares are held in an individual retirement account.

                    (8) Such shares were formerly held by Martha B. Senturia and are now held in trust for her family.

                    (9) Such shares are held as custodian for her minor children.

                                        SIGNATURES


                    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


          DATED:    May 26, 2006


          s/Brian D. Baird
          Brian D. Baird, Individually


          Brent D. Baird; Bridget B. Baird,
          individually and as successor trustee u/a dated
          12/23/38; Alexis B. Baird; Cameron B. Blevins;
          Jane D. Baird; Michael C. Baird; David B. Baird;
          Bruce C. Baird; Brenda B. Senturia; Barbara P.
          Baird; Bridget deM Baird; Cynthia B. Stark;
          Sarah M. Baird; Ruth R. Senturia; Cameron D.
          Baird; Martha B. Senturia, as trustee of the Cintron-Senturia Trust; Susan R. O'Connor;
          Michelle N. Baird; and Deborah M. Baird


          By: s/Brian D. Baird
               Brian D. Baird, as Attorney-in fact*


          s/Brian D. Baird
          Brian D. Baird, as trustee under trusts
          established by Jane D. Baird; and
          as successor trustee u/a/w Frank B. Baird dated 2/13/22


          ARIES HILL CORP.


          By: s/Brian D. Baird
               Brian D. Baird, Secretary




          * Copies of powers of attorney for the Reporting Persons were previously submitted to the Securities and Exchange Commission.